UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2012

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On February 8, 2012, Kona Grill, Inc. (“Kona” or the “Company”) entered into loan agreements with Stearns Bank National Association (the “Lender”) for a term loan and a line of credit (collectively, the “Loans”).

Pursuant to the terms of a Business Loan Agreement, Addendum to Business Loan Agreement and Promissory Note (collectively, the “Term Loan Agreement”), the Company has obtained a term loan in the aggregate principal amount of $500,000 USD (the “Term Loan”). The Term Loan will mature on February 7, 2015. Interest on the Term Loan is subject to change based on changes in the Wall Street Journal Prime Rate (the “Index”). Interest on the unpaid principal balance of the Promissory Note will be calculated using a rate of 1% over the Index and shall at all times be at least 5.75% per year or higher. The proceeds of the Term Loan shall be used to pay off the remaining balance of the Company’s debt with General Electric Capital (the “GE Loan”) and pay expenses associated with the Loans.

Pursuant to the terms of another Business Loan Agreement, Addendum to Business Loan Agreement and Promissory Note (collectively, the “Credit Line Agreement”), the Company has obtained a credit line to borrow up to an aggregate principal amount of $5,000,000 USD (the “Credit Line”). The final maturity date for all installments under the Credit Line is February 7, 2021.  Interest on the loans will initially be 6.25% per year and will be adjusted each time the Index changes and on each such date, the interest rate will equal the Index plus 1%. The interest rate shall at all times be at least 6.25% per year or higher. There is no non-usage fee associated with the Credit Line. To the extent the Company utilizes the Credit Line, amounts borrowed would be used for capital expenditures for existing and new restaurant units, provided that the Company would match each disbursement dollar for dollar and the amount of any such disbursement could not exceed $1,500,000 per location.

Kona has agreed to comply with certain covenants set forth in the operative documents governing the terms of the Loans. Among other things, the covenants (a) require Kona to maintain a fixed charge coverage ratio greater than 1.25%, (b) require Kona to maintain a maximum IBD/EBITDA ratio of 3.00x and (c) provide that the ratio of Kona’s total debt to tangible net worth may not exceed 3:1. The Loans are secured by commercial security agreements executed by Kona and each of its subsidiaries (the “Companies”) granting the Lender a security interest in all of the assets of the Companies.

The description above is a summary and is qualified in its entirety by the provisions of the Term Loan Agreement, a copy of which is filed as Exhibit 10.32 to this report and the Credit Line Agreement, a copy of which is filed as Exhibit 10.33 to this report (the “Loan Documents”). The Loan Documents are incorporated herein by this reference.

Item 2.02   Results of Operations and Financial Condition.

On February 9, 2012, Kona issued a press release reporting financial results for the fourth quarter ended December 31, 2011 and full year 2011 results. A copy of this press release, including information concerning forward looking statements and factors that may affect our future results, is attached hereto as Exhibit 99.1 and is hereby incorporated by reference in this Item 2.02.

The information in this section furnished pursuant to Item 2.02 shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

The Company does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company’s expectations or any change in events, conditions, or circumstances on which any forward-looking statement is based.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described in Item 1.01 above relating to the Loans is incorporated herein by this reference.

Item 8.01  Other Events

On February 7, 2012, the Company’s Board of Director’s appointed Richard J. Hauser, a current Board member, to both the Audit Committee and Nominating Committee of the Board. Mr. Hauser was determined to be an independent director pursuant to NASDAQ Listing Rules for purposes of his appointment to both committees.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

10.32  Business Loan Agreement entered into as of February 8, 2012, Addendum to Business Loan Agreement and Promissory Note with Stearns Bank National Association as lender (Term Loan).

10.33  Business Loan Agreement entered into as of February 8, 2012, Addendum to Business Loan Agreement and Promissory Note with Stearns Bank National Association as lender (Credit Line).

99.1    Press release from Kona Grill, Inc. dated February 9, 2012 titled “Kona Grill Reports Fourth Quarter and Full Year 2011 Results.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 14, 2012	KONA GRILL, INC.

	By:	/s/ Berke Bakay
Berke Bakay
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

10.32	Business Loan Agreement entered into as of February 8, 2012, Addendum to Business Loan Agreement and Promissory Note with Stearns Bank National Association as lender (Term Loan).
10.33	Business Loan Agreement entered into as of February 8, 2012, Addendum to Business Loan Agreement and Promissory Note with Stearns Bank National Association as lender (Credit Line).
99.1	Press release from Kona Grill, Inc. dated February 9, 2012 titled “Kona Grill Reports Fourth Quarter and Full Year 2011 Results.”